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                                                                    EXHIBIT 99.1



NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT:     RICHARD DAVIS
             (310) 966-2600

   ARDEN REALTY, INC. EXTENDS MATURITY OF ITS $125 MILLION UNSECURED TERM LOAN

                                FEBRUARY 18, 2005

LOS ANGELES--(BUSINESS WIRE)--Feb. 18, 2005--Arden Realty, Inc. (NYSE:ARI), a Los Angeles-based office real estate investment trust, or REIT, today reported that its operating partnership has extended the maturity of its $125 million unsecured term loan led by Wells Fargo Bank from June of 2006 to February of 2012. The interest rate on this loan is fixed at 4.55% in 2005 and 4.70% for the first five months of 2006 after taking into effect interest rate swap agreements currently in place.

In conjunction with this extension, the operating partnership also entered into a series of interest rate swap agreements to fix the interest rate through the extension period. Under these interest rate swap agreements, the interest rate on the loan is fixed at 5.29% from June of 2006 through May of 2007, 5.55% from June of 2007 through November of 2008, 5.76% from December of 2008 through May of 2010 and 5.99% from June of 2010 through February of 2012.

Arden Realty is a self-administered, self-managed REIT that owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. Arden is the largest publicly traded office landlord in Southern California, with 120 properties consisting of 193 buildings and approximately 18.2 million net rentable square feet of office space. For more information on the Company, visit the Arden website at www.ardenrealty.com.

Statements in this news release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company's expectations include the availability and cost of capital for future investments, competition within the industry, real estate and economic conditions, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.